Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Pat Macellaro
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Maintains Focus on Profitability
NORTHBROOK, Ill., August 3, 2015 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2015. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,			Six months ended June 30,
($ millions, except per share amounts and ratios)	2015	2014	% / pts Change	2015	2014	% / pts Change
Consolidated revenues	$8,982	$8,860	1.4	$17,934	$17,544	2.2
Net income available to common shareholders	326	614	(46.9)	974	1,201	(18.9)
per diluted common share	0.79	1.39	(43.2)	2.33	2.69	(13.4)
Operating income*	262	445	(41.1)	878	1,033	(15.0)
per diluted common share*	0.63	1.01	(37.6)	2.10	2.31	(9.1)
Return on common shareholders’ equity
Net income available to common shareholders				12.4%	11.4%	1.0 pts
Operating income*				11.9%	13.7%	(1.8) pts
Book value per common share				47.96	47.97	—
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*				45.02	44.13	2.0
Property-Liability combined ratio
Recorded	100.1	97.4	2.7 pts	96.9	96.1	0.8 pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	89.1	84.7	4.4 pts	89.1	86.6	2.5 pts
Catastrophe losses	797	936	(14.9)	1,091	1,381	(21.0)

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate’s proactive approach to strategy and operating performance resulted in a rapid adjustment to continued increases in auto losses,” said Thomas J. Wilson, chairman and chief executive officer of The Allstate Corporation. “Our second quarter operating income of $262 million was lower than last year, reflecting increased frequency and severity of auto accidents. The increase in auto accidents is broad-based by state, risk class, rating plans and the maturity of the business, and consequently appears to be driven by external factors. While recent growth in Allstate brand auto policies in force did increase frequency, since new business typically has higher relative frequency, this was not the primary driver of a higher combined ratio. We have responded aggressively to improve profitability with rate increases, tighter underwriting standards and expense reductions. We continue to focus on achieving our five 2015 operating priorities and have not changed the priority to deliver an underlying combined ratio of 89 or below for the full year.
“Progress on the remaining four operating priorities was good, as our operating plans continue to be implemented,” Wilson said. “Allstate brand homeowners had good returns despite seasonally high catastrophe losses and growth rates continued to accelerate. Allstate Financial had $139 million in operating income in the second quarter and had excellent growth and returns from Allstate Benefits. Investment income reflected continued strong limited partnership results and stable income from our interest-bearing investments. Our decision to reduce fixed income duration in the property-liability portfolio in prior periods reduced second quarter income, but also mitigated the negative impact on bond values as interest rates increased. In addition, we continued to provide strong cash returns to shareholders with $642 million of dividends and share repurchases during the second quarter of 2015.”
Second Quarter Operating Results
Allstate’s revenues were $9.0 billion in the second quarter of 2015, reflecting a 4.7% increase in insurance premium from the prior year quarter, which was partially offset by lower investment income and capital gains. Net income available to common shareholders was $326 million for the second quarter of 2015 and $974 million for the first six months of 2015. Operating income was $262 million, or $0.63 cents per share, in the second quarter of 2015, as lower auto insurance margins and seasonally high catastrophe losses resulted in a small underwriting loss. Operating income return on shareholders’ equity was 11.9% over the trailing twelve months. Book value per share in the second quarter of 2015 was comparable to the second quarter of 2014, reflecting the impact of dividends, share repurchases and a decline in unrealized gains on the investment portfolio.
Property-liability net written premium grew by 4.4% to $7.9 billion in the second quarter of 2015 compared to the prior year quarter, largely due to an increase in Allstate brand premium. Allstate brand auto net written premium rose 4.9% due to a 3.3% increase in policies in force and higher average premium. Allstate brand average auto premium increased 2.1% in the second quarter of 2015 over the prior year due to rate increases taken so far this year, as well as in 2014. Allstate brand homeowners net written premium increased 3.1% in the second quarter of 2015 over the prior year, as average premium increased 1.3% and policy in force growth increased to 1.2%. Esurance net written premium rose 9.1% in the second quarter of 2015 over the prior year quarter, due to higher average auto premium and a reduction in policy growth to 6.4%, reflecting profit improvement actions. Encompass net written premium decreased by 0.9% in the second quarter of 2015 from the prior year as a decline in policies in force due to profit improvement initiatives offset higher average premium.
Allstate Protection had an underwriting loss of $8 million and a combined ratio of 100.1 in the second quarter of 2015, as underwriting income of $86 million from the Allstate brand was more than offset by investments in Esurance’s growth strategy and higher non-catastrophe losses in the Encompass brand. Allstate brand underwriting income declined from $299 million in the second quarter of 2014 as the auto combined ratio deteriorated by 6.0 points from the favorable results in the prior year to 101.4 due to higher auto claims frequency and severity. Homeowners underwriting income improved by $103 million to $91 million in the second quarter due to a consistently strong underlying combined ratio and lower catastrophe losses.
The Allstate brand auto loss ratio was negatively impacted by property damage and bodily injury claim frequency and severity. Property damage frequency and paid claim severities increased 6.9% and 3.7%, respectively, compared to the prior year quarter. Bodily injury frequency and claim paid severities increased 6.8% and 0.6%, respectively, compared to the prior year quarter. Frequency can be volatile on a quarterly basis and longer time periods can help better assess results. Property damage and bodily injury frequency in the second quarter of 2015 increased approximately 4% from the second quarter of 2013, or an average of 2% per year. Higher claim frequency occurred in widespread geographies, as well as within multiple risk classes of customers and both new and renewal business, including our most tenured customer segments. Claim severities increased in the second quarter of 2015, reflecting stronger economic conditions, which were generally in line with inflationary cost increases.
Allstate proactively manages auto profitability at the local level with a high degree of segmentation and analytic rigor to adapt to changing external conditions, competition and regulatory environments. Our operating model led to implementation of profitability actions last year, which have been accelerated across the country based on recent loss trends. Prices have been increased, underwriting standards have been tightened and expenses are being reduced across all three underwritten brands. Allstate brand auto rate increases of 1.5% were approved in the second quarter of 2015 in 34 states and given current loss trends, we anticipate increasing the level of rate increases being pursued. Total price increases over the last twelve months in Allstate brand auto totaled 3.5%. Esurance has changed rates in 33 states over the last twelve months, which, when applied to the existing customer base represents a total countrywide increase of 4.8%. Encompass auto insurance pricing has been increased in 29 states for a total of 9.8% since the prior year quarter. While these actions will negatively impact the pace of growth, we expect Allstate Protection’s policies in force to increase in 2015. Operating expenses are being reduced, including advertising, technology and personnel. As a result, a small restructuring charge of $12 million, after-tax, was incurred in the second quarter of 2015.
The Property-Liability underlying combined ratio was 89.1 for the second quarter and the first six months of 2015. Overall results for 2015 are still expected to be within the established goal of 87 to 89 for the full year.
Allstate Financial generated $139 million of operating income in the second quarter of 2015, $26 million lower than the prior year quarter, primarily due to lower investment spreads and higher mortality losses. Allstate Benefits, which sells voluntary benefits at the worksite, grew premium 4.1% in the second quarter of 2015 compared to the prior year quarter. Allstate Financial product sales through the Allstate agencies also increased, while we continued the planned reduction of the annuity business. We are also managing the risk of rising interest rates by selling longer-term fixed income securities and investing the proceeds in shorter duration fixed income and equity securities. This generated net realized capital gains in the quarter but operating income will be reduced prospectively by the lower yield on the reinvested proceeds.
Net Investment income of $789 million for the second quarter of 2015 was $109 million, or 12.1%, lower than the prior year quarter. This reflected decreased income from limited partnerships and lower average investment balances. Yields on interest-bearing securities were stable for the quarter. Realized capital gains for the quarter were $108 million, bringing year-to-date gains to $247 million.
Strong Cash Returns to Shareholders
“We continued to create shareholder value through proactive capital management,” said Steve Shebik, chief financial officer. “During the second quarter, we returned $642 million in cash to shareholders through a combination of share repurchases and common stock dividends. Common share repurchases of $517 million resulted from $442 million in open market purchases and the final settlement of the $500 million accelerated share repurchase agreement announced in March 2015.”
As of June 30, 2015, $1.9 billion remained on our current $3 billion common share repurchase authorization. Book value per diluted common share of $47.96 was comparable to the prior year quarter and lower than the first quarter of 2015 due to lower unrealized gains in the investment portfolio.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call. The conference call will be held at 9 a.m. ET on Tuesday, August 4.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$7,549	$7,204	$14,975	$14,268
Life and annuity premiums and contract charges	536	518	1,073	1,125
Net investment income	789	898	1,639	1,857
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(47)	(44)	(100)	(124)
OTTI losses reclassified to (from) other comprehensive income	4	(1)	8	(2)
Net OTTI losses recognized in earnings	(43)	(45)	(92)	(126)
Sales and other realized capital gains and losses	151	285	339	420
Total realized capital gains and losses	108	240	247	294
	8,982	8,860	17,934	17,544

Costs and expenses
Property-liability insurance claims and claims expense	5,587	5,142	10,580	9,901
Life and annuity contract benefits	446	413	887	901
Interest credited to contractholder funds	185	212	384	519
Amortization of deferred policy acquisition costs	1,086	1,035	2,156	2,070
Operating costs and expenses	1,061	1,023	2,151	2,117
Restructuring and related charges	19	4	23	10
Loss on extinguishment of debt	—	1	—	1
Interest expense	73	84	146	171
	8,457	7,914	16,327	15,690

Gain (loss) on disposition of operations	1	9	—	(50)

Income from operations before income tax expense	526	955	1,607	1,804

Income tax expense	171	310	575	559

Net income	355	645	1,032	1,245

Preferred stock dividends	29	31	58	44

Net income available to common shareholders	$326	$614	$974	$1,201

Earnings per common share:

Net income available to common shareholders per common share – Basic	$0.80	$1.41	$2.37	$2.73

Weighted average common shares – Basic	407.0	434.3	411.4	440.4

Net income available to common shareholders per common share – Diluted	$0.79	$1.39	$2.33	$2.69

Weighted average common shares – Diluted	412.6	440.7	417.6	446.8

Cash dividends declared per common share	$0.30	$0.28	$0.60	$0.56

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Property-Liability
Premiums written	$7,877	$7,547	$15,183	$14,516
Premiums earned	$7,549	$7,204	$14,975	$14,268
Claims and claims expense	(5,587)	(5,142)	(10,580)	(9,901)
Amortization of deferred policy acquisition costs	(1,021)	(969)	(2,021)	(1,930)
Operating costs and expenses	(934)	(901)	(1,896)	(1,869)
Restructuring and related charges	(17)	(3)	(21)	(7)
Underwriting (loss) income*	(10)	189	457	561
Net investment income	292	351	650	663
Periodic settlements and accruals on non-hedge derivative instruments	—	(3)	(1)	(6)
Amortization of purchased intangible assets	13	17	25	34
Income tax expense on operations	(97)	(190)	(378)	(420)
Operating income	198	364	753	832
Realized capital gains and losses, after-tax	31	161	49	195
Gain on disposition of operations, after-tax	1	38	1	38
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	—	2	1	4
Amortization of purchased intangible assets, after-tax	(8)	(11)	(16)	(22)
Change in accounting for investments in qualified affordable
housing projects, after-tax	—	—	(28)	—
Net income available to common shareholders	$222	$554	$760	$1,047
Catastrophe losses	$797	$936	$1,091	$1,381
Operating ratios:
Claims and claims expense ratio	74.0	71.4	70.6	69.4
Expense ratio	26.1	26.0	26.3	26.7
Combined ratio	100.1	97.4	96.9	96.1
Effect of catastrophe losses on combined ratio	10.6	13.0	7.3	9.7
Effect of prior year reserve reestimates on combined ratio	0.3	(0.1)	0.4	(0.1)
Effect of catastrophe losses included in prior year reserve reestimates
on combined ratio	0.1	0.5	—	0.3
Effect of amortization of purchased intangible assets on combined ratio	0.2	0.3	0.1	0.2
Effect of Discontinued Lines and Coverages on combined ratio	—	0.1	—	0.1

Allstate Financial
Premiums and contract charges	$536	$518	$1,073	$1,125
Net investment income	489	538	973	1,178
Periodic settlements and accruals on non-hedge derivative instruments	—	(1)	—	(1)
Contract benefits	(446)	(413)	(887)	(901)
Interest credited to contractholder funds	(191)	(208)	(383)	(499)
Amortization of deferred policy acquisition costs	(62)	(65)	(131)	(139)
Operating costs and expenses	(118)	(112)	(241)	(230)
Restructuring and related charges	(2)	(1)	(2)	(3)
Income tax expense on operations	(67)	(91)	(129)	(176)
Operating income	139	165	273	354
Realized capital gains and losses, after-tax	38	(6)	110	(6)
Valuation changes on embedded derivatives that are not hedged, after-tax	4	(3)	(1)	(14)
DAC and DSI amortization relating to realized capital gains and losses and
valuation changes on embedded derivatives that are not hedged, after-tax	(2)	—	(2)	—
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	—	1	—	1
Loss on disposition of operations, after-tax	—	(12)	(1)	(28)
Change in accounting for investments in qualified affordable housing
projects, after-tax	—	—	(17)	—
Net income available to common shareholders	$179	$145	$362	$307

Corporate and Other
Net investment income	$8	$9	$16	$16
Operating costs and expenses	(82)	(94)	(160)	(189)
Income tax benefit on operations	28	32	54	64
Preferred stock dividends	(29)	(31)	(58)	(44)
Operating loss	(75)	(84)	(148)	(153)
Realized capital gains and losses, after-tax	—	(1)	—	—
Net loss available to common shareholders	$(75)	$(85)	$(148)	$(153)
Consolidated net income available to common shareholders	$326	$614	$974	$1,201

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in millions, except par value data)	June 30,	December 31,
	2015	2014
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $57,971 and $59,672)	$59,930	$62,440
Equity securities, at fair value (cost $3,649 and $3,692)	4,000	4,104
Mortgage loans	4,343	4,188
Limited partnership interests	4,536	4,527
Short-term, at fair value (amortized cost $2,821 and $2,540)	2,821	2,540
Other	3,511	3,314
Total investments	79,141	81,113
Cash	805	657
Premium installment receivables, net	5,599	5,465
Deferred policy acquisition costs	3,708	3,525
Reinsurance recoverables, net	8,520	8,490
Accrued investment income	610	591
Property and equipment, net	1,038	1,031
Goodwill	1,219	1,219
Other assets	2,356	2,046
Separate Accounts	4,121	4,396
Total assets	$107,117	$108,533
Liabilities
Reserve for property-liability insurance claims and claims expense	$23,702	$22,923
Reserve for life-contingent contract benefits	12,227	12,380
Contractholder funds	21,968	22,529
Unearned premiums	11,858	11,655
Claim payments outstanding	820	784
Deferred income taxes	475	715
Other liabilities and accrued expenses	5,462	5,653
Long-term debt	5,186	5,194
Separate Accounts	4,121	4,396
Total liabilities	85,819	86,229
Equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 900 million issued, 402 million and 418 million shares outstanding	9	9
Additional capital paid-in	3,205	3,199
Retained income	38,567	37,842
Deferred ESOP expense	(23)	(23)
Treasury stock, at cost (498 million and 482 million shares)	(22,273)	(21,030)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	62	72
Other unrealized net capital gains and losses	1,435	1,988
Unrealized adjustment to DAC, DSI and insurance reserves	(78)	(134)
Total unrealized net capital gains and losses	1,419	1,926
Unrealized foreign currency translation adjustments	(38)	(2)
Unrecognized pension and other postretirement benefit cost	(1,314)	(1,363)
Total accumulated other comprehensive income	67	561
Total shareholders’ equity	21,298	22,304
Total liabilities and shareholders’ equity	$107,117	$108,533

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Six months ended June 30,
	2015	2014
Cash flows from operating activities	(unaudited)
Net income	$1,032	$1,245
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	179	189
Realized capital gains and losses	(247)	(294)
Loss on extinguishment of debt	—	1
Loss on disposition of operations	—	50
Interest credited to contractholder funds	384	519
Changes in:
Policy benefits and other insurance reserves	526	103
Unearned premiums	244	287
Deferred policy acquisition costs	(132)	(77)
Premium installment receivables, net	(158)	(152)
Reinsurance recoverables, net	(144)	(39)
Income taxes	(283)	(195)
Other operating assets and liabilities	(98)	(436)
Net cash provided by operating activities	1,303	1,201
Cash flows from investing activities
Proceeds from sales
Fixed income securities	16,012	14,205
Equity securities	2,074	2,744
Limited partnership interests	591	802
Mortgage loans	—	10
Other investments	132	81
Investment collections
Fixed income securities	2,243	1,730
Mortgage loans	357	726
Other investments	177	107
Investment purchases
Fixed income securities	(16,482)	(15,802)
Equity securities	(1,920)	(2,668)
Limited partnership interests	(563)	(653)
Mortgage loans	(509)	(109)
Other investments	(518)	(395)
Change in short-term investments, net	(391)	(60)
Change in other investments, net	(16)	49
Purchases of property and equipment, net	(133)	(124)
Disposition of operations	—	378
Net cash provided by investing activities	1,054	1,021
Cash flows from financing activities
Repayment of long-term debt	(9)	(355)
Proceeds from issuance of preferred stock	—	965
Contractholder fund deposits	527	666
Contractholder fund withdrawals	(1,152)	(1,922)
Dividends paid on common stock	(243)	(238)
Dividends paid on preferred stock	(58)	(25)
Treasury stock purchases	(1,424)	(1,257)
Shares reissued under equity incentive plans, net	109	149
Excess tax benefits on share-based payment arrangements	43	18
Other	(2)	(9)
Net cash used in financing activities	(2,209)	(2,008)
Net increase in cash	148	214
Cash at beginning of period	657	675
Cash at end of period	$805	$889

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income available to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income available to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile operating income and net income available to common shareholders.

($ in millions, except per share data)	For the three months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2015	2014	2015	2014	2015	2014	2015	2014
Operating income	$198	$364	$139	$165	$262	$445	$0.63	$1.01
Realized capital gains and losses, after-tax	31	161	38	(6)	69	154	0.17	0.35
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	4	(3)	4	(3)	0.01	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(2)	—	(2)	—	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	2	—	1	—	3	—	0.01
Amortization of purchased intangible assets, after-tax	(8)	(11)	—	—	(8)	(11)	(0.02)	(0.03)
Gain (loss) on disposition of operations, after-tax	1	38	—	(12)	1	26	—	0.06
Net income available to common shareholders	$222	$554	$179	$145	$326	$614	$0.79	$1.39

($ in millions, except per share data)	For the six months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2015	2014	2015	2014	2015	2014	2015	2014
Operating income	$753	$832	$273	$354	$878	$1,033	$2.10	$2.31
Realized capital gains and losses, after-tax	49	195	110	(6)	159	189	0.38	0.43
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(1)	(14)	(1)	(14)	—	(0.03)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(2)	—	(2)	—	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	4	—	1	1	5	—	0.01
Amortization of purchased intangible assets, after-tax	(16)	(22)	—	—	(16)	(22)	(0.04)	(0.05)
Gain (loss) on disposition of operations, after-tax	1	38	(1)	(28)	—	10	—	0.02
Change in accounting for investments in qualified affordable housing projects, after-tax	(28)	—	(17)	—	(45)	—	(0.11)	—
Net income available to common shareholders	$760	$1,047	$362	$307	$974	$1,201	$2.33	$2.69
Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income available to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2015	2014
Return on common shareholders’ equity
Numerator:
Net income available to common shareholders	$2,519	$2,321
Denominator:
Beginning common shareholders’ equity (1)	$21,126	$19,591
Ending common shareholders’ equity (1)	19,552	21,126
Average common shareholders’ equity	$20,339	$20,359
Return on common shareholders’ equity	12.4%	11.4%

	For the twelve months ended June 30,
	2015	2014
Operating income return on common shareholders’ equity
Numerator:
Operating income	$2,212	$2,527

Denominator:
Beginning common shareholders’ equity	$21,126	$19,591
Unrealized net capital gains and losses	2,150	1,651
Adjusted beginning common shareholders’ equity	18,976	17,940

Ending common shareholders’ equity	19,552	21,126
Unrealized net capital gains and losses	1,419	2,150
Adjusted ending common shareholders’ equity	18,133	18,976
Average adjusted common shareholders’ equity	$18,555	$18,458
Operating income return on common shareholders’ equity	11.9%	13.7%
_____________
(1) Excludes equity related to preferred stock of $1,746 million as of June 30, 2015 and 2014.
Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income available to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income available to common shareholders is provided in the “Business Results” page.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	89.1	84.7	89.1	86.6
Effect of catastrophe losses	10.6	13.0	7.3	9.7
Effect of prior year non-catastrophe reserve reestimates	0.2	(0.6)	0.4	(0.4)
Effect of amortization of purchased intangible assets	0.2	0.3	0.1	0.2
Combined ratio	100.1	97.4	96.9	96.1

Effect of prior year catastrophe reserve reestimates	0.1	0.5	—	0.3
Underwriting margin is calculated as 100% minus the combined ratio.
In this news release, we provide our outlook range on the Property-Liability 2015 underlying combined ratio. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.
The following table reconciles the Allstate brand underlying combined ratio to the Allstate brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Underlying combined ratio	87.7	83.0	87.6	84.7
Effect of catastrophe losses	10.7	13.1	7.4	9.8
Effect of prior year non-catastrophe reserve reestimates	0.3	(0.7)	0.5	(0.5)
Combined ratio	98.7	95.4	95.5	94.0

Effect of prior year catastrophe reserve reestimates	0.1	0.6	—	0.4
The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Underlying combined ratio	97.8	91.8	96.7	92.8
Effect of catastrophe losses	3.2	4.1	1.7	2.3
Effect of prior year non-catastrophe reserve reestimates	0.4	(0.5)	0.7	(0.7)
Combined ratio	101.4	95.4	99.1	94.4

Effect of prior year catastrophe reserve reestimates	—	(0.1)	(0.1)	—
The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Underlying combined ratio	60.7	60.2	62.6	63.0
Effect of catastrophe losses	32.1	38.7	23.0	30.0
Effect of prior year non-catastrophe reserve reestimates	(0.5)	(0.3)	(0.1)	(0.1)
Combined ratio	92.3	98.6	85.5	92.9

Effect of prior year catastrophe reserve reestimates	0.5	2.4	0.2	1.5

The following table reconciles the Allstate brand other personal lines underlying combined ratio to the Allstate brand other personal lines combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Underlying combined ratio	79.2	76.2	80.7	79.8
Effect of catastrophe losses	11.9	12.4	9.7	12.6
Effect of prior year non-catastrophe reserve reestimates	1.1	(3.1)	0.3	0.6
Combined ratio	92.2	85.5	90.7	93.0

Effect of prior year catastrophe reserve reestimates	—	(0.3)	(0.1)	(0.3)
The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Underlying combined ratio	96.5	94.8	93.6	93.3
Effect of catastrophe losses	18.6	23.7	12.4	17.5
Effect of prior year non-catastrophe reserve reestimates	0.6	0.7	(0.3)	0.1
Combined ratio	115.7	119.2	105.7	110.9

Effect of prior year catastrophe reserve reestimates	0.3	0.3	(0.3)	—
Underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.
The following table reconciles the Esurance brand underlying loss ratio and underlying combined ratio to the Esurance brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Underlying loss ratio	74.3	74.1	76.3	75.1
Expense ratio, excluding the effect of amortization of purchased intangible assets	32.4	33.6	35.2	40.6
Underlying combined ratio	106.7	107.7	111.5	115.7
Effect of catastrophe losses	2.0	2.7	1.0	1.6
Effect of prior year non-catastrophe reserve reestimates	(0.7)	(1.4)	(0.9)	(1.1)
Effect of amortization of purchased intangible assets	2.2	3.3	2.3	3.3
Combined ratio	110.2	112.3	113.9	119.5

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

($ in millions, except per share data)	As of June 30,
	2015	2014
Book value per common share
Numerator:
Common shareholders’ equity	$19,552	$21,126
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	407.7	440.4
Book value per common share	$47.96	$47.97

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$19,552	$21,126
Unrealized net capital gains and losses on fixed income securities	1,196	1,690
Adjusted common shareholders’ equity	$18,356	$19,436
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	407.7	440.4
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$45.02	$44.13

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